Exhibit 10.46

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Dan Figenshu	September 30, 2021
Via hand delivery

Dear Dan:

Mondee, Inc. (the “Company”) a member of the affiliated companies referred to internally as the “Mondee Group” in which you are currently employed through Rocketrip, Inc. (“Rocketrip”), is hereby offering you a new role within the Mondee Group at the Company effective as of September 30, 2021, as its Chief Financial Officer, with the normal duties, responsibilities and authority implied by such position, and such other activities as are directed by the Chief Executive Officer of the Company and the board of directors of the Company, either of which may expand take actions to limit, or otherwise alter such duties, responsibilities, positions and authority, including serving as the Chief Financial Officer or supporting such role at other members of the Mondee Group. Your (i) base salary, defined as $280,000.00 per annum in your Employee Change Memo dated February 1, 2020, and (ii) your existing earned bonus ($20,000.00), guaranteed retention bonus ($50,000.00), and future performance bonus ($10,000.00 discretionary based on performance), as described in your Employee Change Memo dated April 21, 2021 will remain at this time unchanged by this change in your position. You recognize that you will be foregoing the additional bonus opportunities not listed in the preceding sentence, as described in the April 21, 2021 agreement with the acceptance of this new position. Additionally, your equity compensation, as defined in your Employee Change Memo dated August 1, 2021, will no longer be applicable and will be replaced with the IPO Equity Award Letter Agreement, included here as Exhibit A. Your employment in this position will continue to be at will, meaning you or the Company may terminate your employment at any time, with or without cause or notice, and other than this change in position and duties, the terms and conditions of your Employment Agreement with Rocketrip dated October 20, 2017, remain unchanged.

If the foregoing is acceptable, please so indicate by signing and dating this letter in the space provided below and return a signed original to us.

We look forward to continuing to work with you. If you have any questions about this position, please let me know.

Sincerely,

/s/ Prasad Gundumogula
Prasad Gundumogula
CEO

I have read, understand, and agree to all of the above and hereby accept the Company’s offer on the above terms and conditions.

/s/ Dan Figenshu	10/18/21 | 6:21 PM EDT
Dan Figenshu	Date

Exhibit A

IPO Equity Award Letter

10/18/21 | 6:21 PM EDT

Dan Figenshu
[***]

Re:IPO Equity Award Letter Agreement

Dear Dan:

Mondee, Inc. (the “Company”) has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to the Company and to recognize the continuing importance of your work to the success of the Company through the Company’s evaluation of a potential SPAC Transaction (as defined below). Accordingly, the Company would like to provide you with the opportunity to earn an award in accordance with the terms of this letter agreement.

1.

Effectiveness. This letter agreement will become effective upon its execution by both parties. In the event that the Company (and/or one or more of its affiliates) does not enter into a definitive business combination agreement, the consummation of which would result in a SPAC Transaction, on or prior to December 31, 2022 (the “End Date”), then this letter agreement shall terminate and be null and void, without any obligation on the part of any party hereto, at 11:59 PM EST on the End Date.

2.

SPAC Transaction Equity Award. Subject to the terms and conditions of this letter agreement, if (a) the Company consummates any merger, consolidation or business combination with a special purpose acquisition corporation or similar entity (a “SPAC”), (b) a SPAC acquires or purchases the Company or (c) any other transaction, pursuant to which the securities of the Company come to be listed or quoted on any national securities exchange or substantially equivalent market, is consummated (each such transaction described in (a) through (c), a “SPAC Transaction”), in each case, prior to the End Date, and provided you have been continuously employed by the Company from the date hereof until the date of closing of the SPAC Transaction (the “Closing Date”), then you will be entitled to a one-time grant of restricted stock units (as determined by the Company, the “Equity Award”) in respect of a number of shares of common stock of the Issuer (as defined below) equal to the quotient obtained by dividing (i) $1,196,000.00 by (ii) the per share offering price at which the common stock of the Issuer is initially offered to the public in the SPAC Transaction. “Issuer” means the Company or its direct or indirect parent company whose common stock is registered in the SPAC Transaction. The Equity Award will be granted as soon as reasonably practicable following the Closing Date. The Equity Award will be fully vested on the grant date, provided that you are employed by the Company through the Closing Date, and you will receive the number of shares of common stock of the Issuer underlying your Equity Award on the six (6)-month anniversary of the date of grant. The Equity Award will also be subject to other terms and conditions set forth in the governing equity plan and award agreement.

3.	Assignment.

(a)

This letter agreement is personal to you and, without the prior written consent of the Company, cannot be assigned by you, other than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement will be null and void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)

The Company will require any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term “Company” will mean the Company as defined herein and any Successor and any permitted assignee to which this letter agreement is assigned.

4.

Amendment/Waiver. No provisions of this letter agreement may be amended, modified, waived or discharged, except by a written document signed by you and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

5.

Entire Agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, whether written or oral, between the parties hereto regarding the subject matter contained herein.

6.

Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed under and in accordance with the laws of the State of Delaware, without regard to the conflict of law rules or principles thereof. Each party hereby irrevocably and unconditionally submits, for such party and such party’s property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware), in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which such party may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HEREBY

KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS LETTER AGREEMENT.

7.

Counterparts. This letter agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the day and year first written above.

MONDEE, INC.

		By:	/s/ Prasad Gundumogula
		Name:	Prasad Gundumogula
		Title:	CEO

Accepted and Agreed:

By:	/s/ Dan Figenshu
Name:	Dan Figenshu